Exhibit 10.2

FISHER COMMUNICATIONS, INC.

FORM OF

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this "Agreement”), is entered into by and between Fisher Communications, Inc., a Washington corporation (as supplemented by Section 13 hereof, the “Company”), and        (the “Executive”) as of      , 2009.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 1 hereof) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive arising from the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with reasonable compensation and benefit arrangements upon a Change of Control.

In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

1.	Definitions

1.1 “Change of Control” shall have the definition set forth in Appendix A hereto, which is hereby incorporated by reference.

1.2 “Change of Control Date” shall mean the date on which a Change of Control occurs.

1.3 “Employment Period” shall mean the period commencing on each Change of Control Date and ending eighteen (18) months after each such date.

2.	Term

The initial term of this Agreement (“Initial Term”) shall be for a period of two (2) years from the date of this Agreement as first appearing above; provided, however, that this Agreement shall automatically renew for successive additional two (2) year periods (“Renewal Terms”) unless notice of nonrenewal is given by either party to the other at least ninety (90) days prior to the end of the Initial Term or any Renewal Term; and provided, further, that if a Change of Control occurs during the Term, the Term shall automatically extend for the duration of the Employment Period. The “Term” of this Agreement shall be the Initial Term plus all Renewal Terms and, if applicable, the duration of the Employment Period. At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive.

3.	Employment

3.1	Employment Period

During the Employment Period, the Company hereby agrees to continue the Executive in its employ or in the employ of its affiliated companies, and the Executive hereby agrees to remain in the employ of the Company or its affiliated companies, in accordance with the terms and provisions of this Agreement; provided, however, that either the Company or the Executive may terminate the employment relationship subject to the terms of this Agreement.

3.2	Authority, Duties and Responsibilities

During the Employment Period, the Executive’s authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control Date.

3.3	Location

During the Employment Period, the Executive’s services shall be performed at the office where Executive was performing services as of the Change of Control Date or at any office located no more than fifty (50) miles from such office.

3.4	Employment at Will

The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or its affiliated companies is “at will” and may be terminated by either the Executive or the Company or its affiliated companies at any time with or without cause. Moreover, if prior to the Change of Control Date, the Executive’s employment with the Company or its affiliated companies terminates for any reason, then the Executive shall have no further rights under this Agreement; provided, however, that the Company may not avoid liability for any termination payments that would have been required during the Employment Period pursuant to Section 8 hereof by terminating the Executive prior to the Employment Period where such termination is carried out in anticipation of a Change of Control and the principal motivating purpose is to avoid liability for such termination payments.

4.	Attention and Effort

During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will devote all of the Executive’s professional productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to the Executive hereunder, and will use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Employment Period, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Employment Period shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

5.	Compensation

As long as the Executive remains employed by the Company during the Employment Period, the Company agrees to pay or cause to be paid to the Executive, and the Executive agrees to accept in exchange for the services rendered hereunder by the Executive, the following compensation:

5.1	Salary

The Executive shall receive an annual base salary (the “Annual Base Salary”), at least equal to the Executive’s annual base salary immediately prior to the Change of Control Date. The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as the salaries of other executives of the Company are paid. The Board, the Compensation Committee of the Board or the Chief Executive Officer shall review the Annual Base Salary at least annually and shall determine in good faith and consistent with any generally applicable Company policy any increases for future years.

5.2	Bonus

In addition to the Annual Base Salary, the Executive shall be entitled to participate in the annual cash bonus plan of the Company to the same extent as similarly situated executives, with a target bonus at least equal to Executive’s target bonus immediately prior to the Change of Control Date.

6.	Benefits

6.1	Incentive, Retirement and Welfare Benefit Plans; Vacation

As long as the Executive remains employed by the Company during the Employment Period, the Executive shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be generally made available to other executives of the Company and its affiliated companies from time to time during the Employment Period by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments), including, without limitation, paid vacations; any stock purchase, equity compensation, savings or retirement plan, practice, policy or program; and all welfare benefit plans, practices, policies or programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans or programs).

6.2	Expenses

As long as the Executive remains employed by the Company during the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the executives of the Company and its affiliated companies during the Employment Period. Without limitation on the foregoing, reimbursement shall be made no later than the end of the fourth month of the year following the year in which the expense was incurred.

7.	Termination

During the Employment Period, employment of the Executive may be terminated as follows, but, in any case, the nondisclosure provisions set forth in Section 10 hereof shall survive the termination of this Agreement and the termination of the Executive’s employment with the Company:

7.1	Termination by the Company or the Executive

At any time during the Employment Period, the Company may terminate the employment of the Executive with or without Cause (as defined below), and the Executive may terminate the Executive’s employment for Good Reason (as defined below) or for any reason, upon giving a Notice of Termination (as defined below).

7.2	Automatic Termination

This Agreement and the Executive’s employment during the Employment Period shall terminate automatically upon the death or Total Disability of the Executive. The term “Total Disability” as used herein shall mean the Executive’s inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Executive, to perform the duties set forth in Section 3.2 hereof for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive’s control, unless the Executive is granted a leave of absence by the Board. The Executive and the Company hereby acknowledge that the duties specified in Section 3.2 hereof are essential to the Executive’s position and that the Executive’s ability to perform those duties is the essence of this Agreement.

7.3	Notice of Termination

Any termination by the Company or by the Executive during the Employment Period shall be communicated by a Notice of Termination to the other party given in accordance with Section 12 hereof. The term “Notice of Termination” shall mean a written notice that (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

7.4	Date of Termination

During the Employment Period, “Date of Termination” means (a) if the Executive’s employment is terminated by reason of death, the last day of the calendar month in which the Executive’s death occurs, (b) if the Executive’s employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Executive’s Total Disability, and (c) in all other cases, ten (10) business days after the date of personal delivery or mailing of the Notice of Termination. The Executive’s employment and performance of services will continue during such ten (10) day period; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive’s compensation during such period, excuse the Executive from any or all of the Executive’s duties during such period. Notwithstanding anything contained in this Agreement to the contrary, the date on which a “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Separation from Service”), occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), or comply with the requirements of Code Section 409A, as applicable.

8.	Termination Payments

In the event of termination of the Executive’s employment during the Employment Period, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8.

8.1	Termination by the Company Other Than for Cause or by the Executive for Good Reason

If during the Employment Period the Company terminates the Executive’s employment other than for Cause or the Executive terminates the Executive’s employment for Good Reason, the Executive shall be entitled to:

(a) receive payment of the following accrued obligations (the “Accrued Obligations”):

(i) the Annual Base Salary through the Date of Termination to the extent not theretofore paid;

(ii) any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any); and

(iii) any accrued vacation pay that would be payable under the Company’s standard policy to the extent not theretofore paid; and

(b) an amount as severance pay equal to the sum of (x) one (1) times the Annual Base Salary for the fiscal year in which the Date of Termination occurs and (y) Executive’s target bonus under the Company’s annual cash bonus plan for the fiscal year in which the Date of Termination occurs.

8.2	Termination for Cause or Other Than for Good Reason

If during the Employment Period the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive the Accrued Obligations.

8.3	Expiration of Term

In the event the Executive’s employment is not terminated prior to expiration of the Term, this Agreement shall terminate upon the expiration of the Term without further obligation on the part of the Company to the Executive.

8.4	Termination Because of Death or Total Disability

If during the Employment Period the Executive’s employment is terminated by reason of the Executive’s death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or the Executive’s legal representatives under this Agreement, other than the Company’s obligation to pay the Executive the Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable in the case of the Executive’s death).

8.5	Payment Schedule

All payments of Accrued Obligations, or any portion thereof payable pursuant to this Section 8, other than deferred compensation pursuant to Section 8.1(a)(ii) hereof, shall be made to the Executive within ten (10) working days of the Date of Termination. Deferred compensation pursuant to Section 8.1(a)(ii) hereof shall be payable pursuant to the terms of the applicable deferred compensation program. Subject to Section 21, any severance payments payable to the Executive pursuant to Sections 8.1(b) hereof shall be made to the Executive in a lump sum within ten (10) days after the release referred to in Section 8.9 hereof becomes effective, but in no event earlier than the Date of Termination. Notwithstanding the preceding provisions of this Section 8, if any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions) (a “409A Payment”), then the provisions of Section 21 hereof shall apply. In addition, Section 8.9 hereof must be satisfied to receive payments and benefits under this Section 8.

8.6	Cause

For purposes of this Agreement, “Cause” means cause given by the Executive to the Company and shall include, without limitation, the occurrence of one (1) or more of the following events:

(a) a clear refusal to carry out any material lawful duties of the Executive or any directions of the Board or the member of senior management of the Company to which the Executive reports, all reasonably consistent with the duties described in Section 3.2 hereof;

(b) persistent failure to carry out any lawful duties of the Executive described in Section 3.2 hereof or any directions of the Board or the member of senior management to which the Executive reports reasonably consistent with the duties herein set forth to be performed by the Executive; provided, however, that the Executive has been given reasonable notice and opportunity to correct any such failure;

(c) violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any other criminal act involving moral turpitude;

(d) current abuse by the Executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the Executive involving the Company; or any incident materially compromising the Executive’s professional reputation or ability to represent the Company with investors, customers or the public; or

(e) any other material violation of any provision of this Agreement by the Executive, subject to the notice and opportunity-to-cure requirements of Section 11 hereof.

8.7	Good Reason

(a) For purposes of this Agreement, “Good Reason” means the existence of any of the following conditions during the Employment Period without the Executive’s express written consent:

(i) a material diminution in the Executive’s authority, duties or responsibilities as contemplated by Section 3.2 hereof;

(ii) a material reduction in the Executive’s Annual Base Salary;

(iii) A relocation of the principal location at which the Executive is required to provide services to any office or location other than one described in Section 3.3 hereof; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(b) Notwithstanding any provision in this Agreement to the contrary, termination of employment by the Executive will not be for Good Reason unless (i) the Executive notifies the Company in writing of the existence of the condition which the Executive believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Executive actually terminates employment within sixty (60) days after the expiration of the Remedial Period and before the Company remedies such condition. If the Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the Executive’s termination of employment will not be considered to be for Good Reason.

8.8	Section 280G

(a) Notwithstanding any other provision of this Agreement, in the event that the Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options) under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision (“Section 280G”) and it is determined that, but for this Section 8.8(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision, the Company shall pay to the Executive an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G).

(b) All computations and determinations called for by this Section 8.8 shall be made and reported in writing to the Company and the Executive by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Executive. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c) In the event that Section 8.8(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are exempt from Code Section 409A and (ii) reduction of any Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company.

8.9 General Release of Claims

As a condition to receiving the payments and benefits under this Section 8 other than Accrued Obligations, the Executive shall execute (and not later revoke) a general release and waiver of all claims against the Company, which release and waiver shall be in a form acceptable to the Company, in its reasonable discretion, and delivered to the Company no later than the date specified by the Company (which date shall in no event be later than the first day of the third month of the fiscal year following the year in which the Date of Termination occurs). To the extent any payment or benefit is a 409A Payment, the provisions of Section 21.3 hereof shall apply.

9.	Representations, Warranties and Other Conditions

In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company as follows:

9.1	Health

The Executive knows of no physical or mental disability that, with any accommodation that may be required by law and that places no undue burden on the Company, would prevent the Executive from fulfilling the Executive’s obligations hereunder.

9.2	No Violation of Other Agreements

The Executive represents that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreements or obligations by which the Executive may be bound.

10.	Nondisclosure; Return of Materials

10.1	Nondisclosure

Except as required by the Executive’s employment with the Company, the Executive will not, at any time during the term of employment by the Company, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information of the Company without the prior written consent of the Company. The Executive understands that the Company will be relying on this Agreement in continuing the Executive’s employment, paying the Executive’s compensation, granting the Executive any promotions or raises, or entrusting the Executive with any information that helps the Company compete with others.

10.2	Return of Materials

All documents, records, notebooks, notes, memoranda, drawings or other documents made or compiled by the Executive at any time, or in the Executive’s possession, including any and all copies thereof, shall be the property of the Company and shall be held by the Executive in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Executive upon termination of employment or at any other time upon written request by the Company.

11.	Notice and Cure of Breach

Subject to Section 8.7(b) hereof, whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clause (a), (b), (c) or (d) of Section 8.6 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the twenty (20) day period.

12.	Form of Notice

Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:

If to the Company: With a copy to:
Fisher Communications, Inc.
100 4th Avenue North, Suite 510
Seattle, Washington 98109-4932
Attn: Chief Executive Officer
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
Attn: Andrew Bor

Except as set forth in Section 7.4 hereof, if notice is mailed, such notice shall be effective upon mailing.

13.	Assignment

This Agreement is personal to the Executive and shall not be assignable by the Executive.

The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Fisher Communications, Inc. and any affiliated company or successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by contract, operation of law, or otherwise. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14.	Waivers

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

15.	Amendments in Writing

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

16.	Applicable Law

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

17.	Arbitration; Attorneys’ Fees

Except in connection with enforcing Section 10 hereof, for which legal and equitable remedies may be sought in a court of law, any dispute arising under this Agreement shall be subject to arbitration. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) then in effect, conducted by one arbitrator either mutually agreed upon or selected in accordance with the AAA Rules. The arbitration shall be conducted in King County, Washington, under the jurisdiction of the Seattle office of the American Arbitration Association. The arbitrator shall have authority only to interpret and apply the provisions of this Agreement, and shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement. Any demand for arbitration must be made within sixty (60) days of the event(s) giving rise to the claim that this Agreement has been breached. The arbitrator’s decision shall be final and binding, and each party agrees to be bound by the arbitrator’s award, subject only to an appeal therefrom in accordance with the laws of the State of Washington. Either party may obtain judgment upon the arbitrator’s award in the Superior Court of King County, Washington.

If it becomes necessary to pursue or defend any legal proceeding, whether in arbitration or court, in order to resolve a dispute arising under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees. To the extent necessary to prevent the Executive from being subject to any additional tax pursuant to Code Section 409A(a)(1)(B), any amounts payable to the Executive pursuant to this paragraph shall be paid in no event later than the year following the year during which such costs and fees were incurred.

18.	Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

19.	Entire Agreement

This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

20.	Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21.	409A Interpretation Provision

The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, (a) this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions, and (b) in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest that may be imposed upon the Executive pursuant to Code Section 409A.

21.1	Payments to Specified Employees

If the Executive is a specified employee, within the meaning of Code Section 409A(a)(2)(B)(i), on the date of the Executive’s Separation from Service, then to the extent necessary to avoid subjecting the Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s Separation from Service shall not be paid to the Executive during such period, but shall instead be accumulated and paid to the Executive (or, in the event of the Executive’s death, the Executive’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after the Executive’s Separation from Service or (b) the Executive’s death.

21.2	Reimbursements

For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable expense reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Code Section 409A, any taxable expense reimbursements and any in-kind benefit under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits provided, during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulation Section 1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another form of compensation (or benefit) to the Executive; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten (10) years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulation Section 1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

21.3	Release

Subject to Section 21.1 hereof, (a) to the extent that the Executive is required to execute and deliver a release to receive a 409A Payment and (b) this Agreement otherwise provides for such 409A Payment to be provided prior to the 55th day following the Executive’s Separation from Service, such 409A Payment will instead be provided upon the 55th day following the Executive’s Separation from Service, provided that the release in the form acceptable to the Company, in its reasonable discretion, has been executed, delivered and become effective prior to such time. If a release is required for a 409A Payment and such release is not executed, delivered and effective by the 55th day following the Executive’s Separation from Service, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A.

22.	Counterparts

This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

FISHER COMMUNICATIONS, INC.

By:

Name:

Its:

EXECUTIVE

By:

Name:

APPENDIX A

For purposes of this Agreement, a “Change of Control” shall mean:

(a) A “Board Change” that, for purposes of this Agreement, shall have occurred if the individuals who as of the date of this Agreement constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however that any individual who became or becomes a director on or after the Company’s annual meeting of shareholders held on April 28, 2009 whose election, or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board and, provided further, that any individual whose initial assumption of office results from a settlement of either an actual or threatened election contest (as such terms are used in former Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as hereinafter defined) other than the Board shall not be considered a member of the Incumbent Board; or

(b) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) thirty-five percent (35%) or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), in the case of either subclause (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Board, or (ii) forty percent (40%) or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities, in the case of either subclause (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Board; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Appendix A are satisfied; or

(c) Consummation of a reorganization, merger or consolidation approved by the shareholders of the Company, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were on the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Consummation of the following events: approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of the Company’s assets.

Notwithstanding the foregoing, there shall not be a Change of Control if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change in Control.